Exhibit 99.1

Hurco Companies, Inc. Announces Quarterly Cash Dividend

(INDIANAPOLIS, IN) November 14, 2014 — Hurco Companies, Inc. (Nasdaq Global Select Market: HURC), an international industrial technology company, announced today that its Board of Directors approved the payment of a cash dividend of $0.07 per share. The dividend will be paid on January 12, 2015, to shareholders of record as of the close of business on December 30, 2014.

Future declarations of dividends are subject to approval of the Board of Directors and may be adjusted as business needs or market conditions change.

About the Company

Hurco Companies, Inc. is an industrial technology company that designs and produces interactive computer controls, software and computerized machine tools and machine tool components for the worldwide metal cutting and metal forming industry. The end market for the Company's products consists primarily of independent job shops and short-run manufacturing operations within large corporations in industries such as aerospace, defense, medical equipment, energy, transportation and computer equipment. The Company is based in Indianapolis, Indiana, with manufacturing operations in Taiwan, Italy, and China, and sells its products through direct and indirect sales forces throughout North America, Europe, and Asia. The Company has sales, application engineering support and service subsidiaries in China, England, France, Germany, India, Italy, Poland, Singapore, South Africa and the United States of America. Web Site: www.hurco.com

Forward-Looking Statements

Certain statements in this news release are forward-looking statements which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the cyclical nature of the machine tool industry, changes in general economic and business conditions that affect demand for our products, the risks of our international operations, changes in manufacturing markets, innovations by competitors, the ability to protect our intellectual property, fluctuations in foreign currency exchange rates, increases in prices of raw materials, quality and delivery performance by our vendors, our ability to effectively integrate acquisitions, negative or unforeseen tax consequences and governmental actions and initiatives including import and export restrictions and tariffs.

Contact:	Sonja K. McClelland
Vice President, Secretary, Treasurer & Chief Financial Officer
317-293-5309